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                                                                    Exhibit 21.1

                           Subsidiaries of iAsiaWorks
                           --------------------------


iAsiaWorks (HK) Limited
AUnet (HK) Limited
iAsiaWorks Korea Ltd.
iAsiaWorks (Australia) Pty Limited
Cyberhost Pty Limited
AUnet Singapore Private Limited